Exhibit 99.1

ARES COMMERCIAL REAL ESTATE CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

Record quarterly originations of $359 million in commitments for principal lending; greater than $1 billion in outstanding principal at year-end 2013

Todd Schuster to become CEO and President; John Bartling to be Chairman of the Board

Net Income of $0.12 and $0.72 per common share

Declares first quarter 2014 dividend of $0.25 per common share

DECEMBER 31, 2013 FINANCIAL RESULTS

Chicago, IL — March 17, 2014 - Ares Commercial Real Estate Corporation (the “Company,” “we,” and “our”) (NYSE:ACRE), a specialty finance company primarily engaged in principal lending and mortgage banking of commercial real estate (“CRE”) investments reported net income of $3.3 million or $0.12 per basic and diluted common share and $13.8 million or $0.72 per basic and diluted common share for the fourth quarter and full year of 2013, respectively.  In addition, the Company announced that its Board of Directors has authorized a first quarter 2014 dividend of $0.25 per common share.

“We ended 2013 with our strongest originations thus far with $359 million in new commitments for the fourth quarter and more than a $1 billion portfolio as of year-end,” said Todd Schuster Co-CEO of Ares Commercial Real Estate Corporation. “Among our many accomplishments, we are pleased with our increased scale and improved access to a variety of attractive funding sources to complement our experienced origination team.  We now have two complementary businesses that provide us the ability to offer a broad array of financing products and the ability to extend and diversify our revenue streams.  As we reposition and enhance our mortgage banking business at ACRE Capital, we believe we have the ability to add to our profitability over time. I am very optimistic for 2014 as we believe ACRE is well positioned to capitalize on the evolving opportunities in commercial real estate lending.”

“The fourth quarter was very active for us as we completed our first CMBS transaction and we closed a record volume of quarterly commitments,” said Tae-Sik Yoon, Chief Financial Officer of Ares Commercial Real Estate Corporation.  “Given the timing of these loan closings, we will gain the full benefit of the additional interest income during the first quarter of 2014.  We expect to deliver attractive returns to our shareholders as we benefit from our increased scale, investments in personnel and our efforts to optimize our capital structure going forward.”

Today the Company’s board of directors announced that Todd Schuster has been appointed the Chief Executive Officer and President of the Company and John Bartling will succeed Michael Arougheti as Chairman of the board of directors. “Todd’s experience and proven ability to build leading real estate finance platforms makes him ideal to lead the future growth of ACRE as its President and CEO,” said John Bartling Chairman of the Board.  “I also want to thank Michael Arougheti for his leadership as Chairman of the board and we look forward to his continued counsel as a board member.”

FOURTH QUARTER 2013 FINANCIAL HIGHLIGHTS

Financial Results:

•                  For the fourth quarter of 2013, net income was $3.3 million or $0.12 per basic and diluted common share.

•                  Core Earnings (1) for the fourth quarter of 2013 were $4.2 million or $0.15 per basic and diluted common share.

Financial Activities:

•                  For the principal lending business, originations for the fourth quarter of 2013 included eight new loans totaling $359.0 million in commitments and $270.2 million in outstanding principal, including six senior loans and two subordinated loans; in addition, for the mortgage banking business, ACRE Capital rate-locked eight new senior loans totaling $30.2 million in unpaid principal balance during the fourth quarter of 2013.

•                  For the principal lending business, ended the fourth quarter with 33 loans totaling $1.2 billion in commitments and $1.05 billion in outstanding principal, including (a) 28 senior loans totaling $1.09 billion in commitments and $959.0 million in

(1) Core Earnings is a non-GAAP financial measure that is used, among other things, to compute incentive fees payable to the Company’s external manager.  The Company believes the disclosure of Core Earnings provides useful information to investors regarding financial performance because it is an alternative method the Company uses to measure its financial conditions and results of operations.   Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the  incentive fee payable to our external manager, depreciation and amortization (related to targeted investments that are structured as debt to the extent the Company forecloses on any properties underlying such debt), any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss).   The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of Core Earnings to the most directly comparable GAAP financial measure, net income, are set forth in a table at the end of this presentation.

outstanding principal and (b) five subordinated loans totaling $102.7 million in commitments and $91.7 million in outstanding principal.

•                  For the mortgage banking business (ACRE Capital), ended the fourth quarter with a servicing portfolio consisting of more than 1,000 loans with an unpaid principal balance of $3.7 billion and mortgage servicing rights with a carrying value of $59.6 million.

Capital and Other Activities:

•                  During the fourth quarter of 2013, a wholly owned indirect subsidiary of the Company issued approximately $493.8 million of commercial mortgage pass-through certificates (the “Certificates”), approximately $395.0 million of which were offered to third parties.  The Certificates were backed by approximately $493.8 million outstanding principal balance of commercial real estate mortgage loans.  The Company retained approximately $98.8 million principal balance of the non-investment grade tranches of the Certificates that were not offered to investors.  The initial weighted average coupon of the Certificates offered to third parties was LIBOR plus 1.89%.

FULL-YEAR 2013 FINANCIAL HIGHLIGHTS

•                  For the full-year 2013, generated net income of $13.8 million or $0.72 per basic and diluted common share.  Excluding a gain on the acquisition of ACRE Capital of $4.4 million or $0.23 per basic and diluted common share and transaction expenses associated with the closing of ACRE Capital of $4.1 million or $0.21 per basic and diluted common share, net income would have been $13.5 million or $0.71 per basic and diluted common share.

•                  Core Earnings were $8.6 million or $0.45 per basic and diluted common share for the year ended December 31, 2013.

•                  For the principal lending business, originations for the full year 2013 included 22 new loans totaling $875.5 million in commitments and $761.5 million in outstanding principal, including 19 senior loans and three subordinated loans; in addition, for the mortgage banking business, ACRE Capital rate locked 20 new senior loans totaling $131.3 million in unpaid principal balance for the period September 1, 2013 to December 31, 2013.

PRINCIPAL LENDING BUSINESS AS OF DECEMBER 31, 2013

During the fourth quarter of 2013, the Company originated eight new loans totaling $359.0 million in commitments in its principal lending business:

•                  a $105.8 million transitional mortgage loan collateralized by an office building located in Dallas, Texas;

•                  a $125.0 loan consisting of a $93.7 million transitional senior loan  and a $31.3 million mezzanine loan  collateralized by interests in an apartment building located in New York, New York;

•                  a $38.0 million transitional senior loan  collateralized by an industrial portfolio located in Kansas City, Missouri;

•                  a $28.2 million transitional mortgage loan collateralized by an apartment building located in Richmond, Texas;

•                  a $25.4 million transitional mortgage loan collateralized by an apartment building located in Fort Worth, Texas;

•                  a $16.5 million transitional mortgage loan collateralized by an apartment building located in New York, New York;

•                  a $15.3 million mezzanine loan collateralized by interests in a proposed mixed use development located in Long Island, New York; and

•                  a $4.9 million subordinated loan collateralized by an apartment complex located in Houston, Texas.

At December 31, 2013, the Company had originated or co-originated 33 loans, excluding three loans that were repaid during the year ended December 31, 2013, totaling approximately $1.2 billion in commitments with outstanding principal of $1.05 billion.  At December 31, 2013, all loans were performing in accordance with the terms of the respective loan agreements and no impairment charges have been recognized as of December 31, 2013.

The following tables provide summary information for the principal lending business’s investment portfolio as of December 31, 2013:

Portfolio Interest Rate and Duration Summary as of December 31, 2013:

(amounts in millions, except percentages)

	Outstanding Principal	Weighted Average Interest Rate	Weighted Average Unleveraged Effective Yield	Weighted Average Remaining Life (Years)
Senior mortgage loans	$873.8	5.1%	5.6%	2.4
Subordinated and mezzanine loans	91.7	9.8%	10.2%	3.6
Total	$965.4	5.5%	6.0%	2.5

As of December 31, 2013, 94% of the investment portfolio consisted of floating rate loans (as measured by outstanding principal).

As of December 31, 2013, the aggregate outstanding principal for the Company’s loans held for investment and loans held for sale in its principal lending business was approximately $1.05 billion and the outstanding principal under the Company’s loans held for investment was $965.4 million.  A summary of the difference between outstanding principal on loans originated and held for sale is as follows ($ in millions):

	As of December 31, 2013
Loans held for investment	$965.4
Loans held for sale	85.2	(1)
Total outstanding principal	$1,050.6

(1) Represents the outstanding principal of an investment classified as loans held for sale within “loans held for sale, at fair value” in the Company’s consolidated balance sheets.

Portfolio Diversification Summary as of December 31, 2013:

(amounts in millions, except percentages)

PROPERTY TYPE(1)
$ in millions	Outstanding Principal	% of Portfolio
Office	$389.3	40%
Multifamily	449.1	47%
Retail	70.0	7%
Industrial	57.0	6%
Total	$965.4	100%

GEOGRAPHIC MIX(1)
	Outstanding Principal	% of Portfolio
Southeast	$240.1	25%
West	151.0	15%
Mid-west	198.9	21%
Mid-Atlantic	172.1	18%
Southwest	203.3	21%
Total	$965.4	100%

(1) Excludes $85.2 million of a loan held for sale as of December 31, 2013.

As of December 31, 2013, the investment portfolio of loans was diversified by geography and was focused primarily on office and multifamily properties.

“We believe our loan portfolio continues to be very well positioned with our predominantly floating rate, senior debt loan portfolio,” said Tae-Sik Yoon.   “We continue to focus on self-originating our loans directly from our clients, which we believe provides us with credit and structuring advantages.”

MORTGAGE BANKING BUSINESS (ACRE CAPITAL) AS OF DECEMBER 31, 2013

ACRE Capital represents the Company’s mortgage banking operations, which began on September 1, 2013.  For the quarter ended December 31, 2013, ACRE Capital rate-locked eight loans totaling $30.2 million in principal, including one Housing and Urban Development (“HUD”) loan totaling $15.5 million and seven Fannie Mae Delegated Underwriting and Servicing (“DUS”) loans totaling $14.7 million.  For the period September 1, 2013 to December 31, 2013, ACRE Capital rate-locked 20 loans totaling $131.3 million in principal, including three HUD loans totaling $91.7 million and 17 Fannie Mae DUS loans totaling $39.6 million.

At the end of the fourth quarter, the Company’s multifamily servicing portfolio consisted of more than 1,000 loans with an unpaid principal balance of $3.7 billion.  The carrying value of the Company’s mortgage servicing rights was $59.6 million at December 31, 2013.

“Although our progress is not yet evident in our results, we have made great strides in repositioning ACRE Capital by expanding our origination and servicing teams,” commented Todd Schuster.  “We are excited about ACRE Capital given our strong competitive position of being able to integrate flexible capital with longer duration financing and corresponding servicing income.  We expect to improve the profitability of this business as our investments in people and infrastructure provide attractive returns in 2014 and beyond.”

RECENT DEVELOPMENTS

On January 22, 2014, the Company originated a $11.7 million transitional first mortgage loan on an apartment complex located in Ft. Myers, Florida.  At closing, the outstanding principal balance was approximately $9.7 million.  The loan has an interest rate of LIBOR + 3.80% subject to a 0.25% LIBOR floor and a term of three years.

On January 22, 2014, the Company originated a $15.0 million transitional first mortgage loan on an apartment complex located in Ft. Myers, Florida.  At closing, the outstanding principal balance was approximately $12.4 million.  The loan has an interest rate of LIBOR + 3.80% subject to a 0.25% LIBOR floor and a term of three years.

On January 31, 2014, the agreement governing ACRE Capital’s warehouse line of credit with Bank of America was amended to extend the maturity date to April 1, 2014.

On February 19, 2014, the Company increased the size of its board of directors from nine to eleven members. Caroline E. Blakely was appointed as an independent Class II director and William L. Browning was appointed as an independent Class I director to fill the vacancies created by such increase. In addition, Ms. Blakely joined the Nominating and Governance Committee of the board of directors and Mr. Browning joined the Audit Committee of the board of directors.

On February 20, 2014, the Company originated a $36.8 million transitional first mortgage loan on an apartment complex located in Orlando, Florida.  At closing, the outstanding principal balance was approximately $33.2 million.  The loan has an interest rate of LIBOR + 3.75% subject to a 0.25% LIBOR floor and a term of three years.

On March 12, 2014, the Company, through a wholly owned subsidiary, closed a $50 million secured revolving funding facility with City National Bank (the “CNB Facility”).  The CNB Facility will be used to finance new investments and for other working capital and general corporate needs.  Draws from the CNB Facility may be used as capital to allow us to obtain additional leverage under the Company’s other funding facilities.  The interest rate on the CNB Facility is LIBOR plus 3.0% or a base rate  plus 1.25%, in each case, subject to a 3.0% all-in rate floor.  The initial maturity date is March 11, 2016 subject to one 12 month extension option if certain conditions are met.

On March 14, 2014, the Company originated a $17.0 million transitional first mortgage loan on an apartment complex located in Charlotte, North Carolina.  At closing, the outstanding principal balance was approximately $14.3 million.  The loan has an interest rate of LIBOR + 4.00% subject to a 0.25% LIBOR floor and a term of three years.

On March 17, 2014, the Company declared a cash dividend of $0.25 per common share for the first quarter of 2014. The first quarter 2014 dividend is payable on April 16, 2014 to common stockholders of record as of March 31, 2014.

INVESTMENT CAPACITY AND LIQUIDITY

As of March 14, 2014, the Company expects to have approximately $84 million in remaining capital in cash and approved but undrawn capacity under the Company’s funding facilities, including the proceeds from the CNB Facility. After holding in reserve $10 million in liquidity requirements, the Company expects to have approximately $74 million in capital available to fund additional loans, outstanding commitments on the Company’s existing loans and for other working capital purposes. Assuming that the Company uses such amount as equity capital to make new investments and is able to achieve a debt-to-equity ratio of 2.5 to 1, the Company has the capacity to fund approximately $250 million of additional senior loan investments.

As of March 14, 2014, the total unfunded commitments for the Company’s existing loans held for investment were approximately $138.1 million and borrowings under the Company’s funding facilities and from the issuance of convertible senior notes were approximately $342.4 million and $69 million, respectively (excluding warehouse lines of credit in connection with the Company’s mortgage banking business).

FOURTH QUARTER 2013 DIVIDEND

On November 13, 2013, the Company declared a dividend of $0.25 per common share for the fourth quarter of 2013, which was paid on January 22, 2014 to common stockholders of record as of December 31, 2013.

CONFERENCE CALL AND WEBCAST INFORMATION

The Company will host a webcast and conference call on Monday, March 17, 2014 to discuss its financial results for the fourth quarter and fiscal year ended December 31, 2013.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of our website at http://www.arescre.com. Please visit the website to test your connection before the webcast.  Domestic callers can access the conference call by dialing (888)-317-6003.  International callers can access the conference call by dialing +1(412)-317-6061.  All callers will need to enter the Participant Elite Entry Number 8013647 followed by the # sign and reference “Ares Commercial Real Estate Corporation” once connected with the operator.  All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available through March 31, 2014 to domestic callers by dialing (877)-344-7529 and to international callers by dialing +1(412)-317-0088.  For all replays, please reference conference number 10039564.  An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of our website.

ABOUT ARES COMMERCIAL REAL ESTATE CORPORATION

Ares Commercial Real Estate Corporation is a specialty finance company primarily engaged in principal lending and mortgage banking of CRE investments.  Through its national direct origination platform, Ares Commercial Real Estate Corporation provides a broad offering of flexible financing solutions for commercial real estate owners and operators. Through ACRE Capital, its mortgage banking business, it originates and services multifamily residential mortgage loans, senior housing and healthcare facilities by utilizing the platforms of Fannie Mae and governmental agencies. Ares Commercial Real Estate Corporation elected and qualified to be taxed as a real estate investment trust and is externally managed by an affiliate of Ares Management LLC, a global alternative asset manager with approximately $74 billion in assets under management as of December 31, 2013.  For more information, please visit www.arescre.com.  The contents of such website are not, and should not be deemed to be, incorporated by reference herein.

FORWARD LOOKING STATEMENTS

Statements included herein or on the webcast / conference call may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or the Company’s future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission.  Ares Commercial Real Estate Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Commercial Real Estate Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescre.com.  The contents of such website are not and should not be deemed to be incorporated by reference herein.

CONTACT

Carl Drake
Ares Commercial Real Estate Corporation
888-818-5298

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of
	December 31, 2013	December 31, 2012

ASSETS
Cash and cash equivalents	$20,100	$23,390
Restricted cash	16,954	3,210
Loans held for investment ($493,783 related to consolidated VIE)	958,495	353,500
Loans held for sale, at fair value	89,233	—
Mortgage servicing rights, at fair value	59,640	—
Other assets ($2,552 of interest receivable related to consolidated VIE)	32,493	7,759
Total assets	$1,176,915	$387,859

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Secured funding agreements	$264,419	$144,256
Convertible notes	67,815	67,289
Commercial mortgage-backed securitization debt (consolidated VIE)	395,027	—
Allowance for loss sharing	16,480	—
Due to affiliate	2,796	1,320
Dividends payable	7,127	2,316
Other liabilities ($384 of interest payable related to consolidated VIE)	17,035	7,240
Total liabilities	770,699	222,421

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized at December 31, 2013 and 2012, no shares issued and outstanding at December 31, 2013 and 2012	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized at December 31, 2013 and 2012, 28,506,977 and 9,267,162 shares issued and outstanding at December 31, 2013 and 2012, respectively	284	92
Additional paid in capital	419,405	169,200
Accumulated deficit	(13,473)	(3,854)
Total stockholders’ equity	406,216	165,438
Total liabilities and stockholders’ equity	$1,176,915	$387,859

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	For the three months ended December 31,		For the year ended December 31,
	2013	2012	2013	2012
Net interest margin:
Interest income from loans held for investment	$12,107	$4,881	$37,600	$9,278
Interest expense	(3,514)	(1,252)	(8,774)	(2,342)
Net interest margin	8,593	3,629	28,826	6,936

Mortgage banking revenue:
Servicing fees, net	4,442	—	5,802	—
Gains from mortgage banking activities	2,001	—	5,328	—
Provision for loss sharing	(38)	—	(6)	—
Changes in fair value of mortgage servicing rights	(1,839)	—	(2,697)	—
Mortgage banking revenue	4,566	—	8,427	—

Other income	1,333	—	1,333	—
Total revenue	14,492	3,629	38,586	6,936

Expenses:
Other interest expense	1,860	216	6,556	216
Management fees to affiliate	1,497	621	4,241	1,665
Professional fees	1,182	488	2,924	1,194
Compensation and benefits	3,691	—	5,456	—
Acquisition and investment pursuit costs	266	—	4,079	—
General and administrative expenses	2,012	458	3,955	1,285
General and administrative expenses reimbursed to affiliate	1,014	668	3,610	1,619
Total expenses	11,522	2,451	30,821	5,979
Changes in fair value of derivatives	—	(97)	1,739	(97)
Income from operations before gain on acquisition and income taxes	2,970	1,081	9,504	860
Gain on acquisition	—	—	4,438	—
Income before income taxes	2,970	1,081	13,942	860
Income tax expense (benefit)	(320)	—	176	—
Net income	3,290	1,081	13,766	860
Less income (loss) attributable to Series A Convertible Preferred
Stock:
Preferred dividends	—	—	—	(102)
Accretion of redemption premium	—	—	—	(572)
Net income attributable to common stockholders	$3,290	$1,081	$13,766	$186
Net income per common share:
Basic and diluted earnings per common share	$0.12	$0.12	$0.72	$0.03
Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding	28,433,887	9,212,566	18,989,500	6,532,706
Diluted weighted average shares of common stock outstanding	28,488,484	9,268,162	19,038,152	6,567,309
Dividends declared per share of common stock	$0.25	$0.25	$1.00	$0.67

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES

FULL YEAR 2013 SELECT BALANCE SHEET SEGMENT INFORMATION

(in thousands)

	Principal Lending	Mortgage Banking	Total
Cash and cash equivalents	$14,444	$5,656	$20,100
Restricted cash	3,036	13,918	16,954
Loans held for investment	958,495	—	958,495
Loans held for sale, at fair value	84,769	4,464	89,233
Mortgage servicing rights	—	59,640	59,640
Other assets	16,632	15,861	32,493
Total Assets	$1,077,376	$99,539	$1,176,915

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES

FOURTH QUARTER 2013 SEGMENT INCOME STATEMENT

(in thousands)

	Principal Lending	Mortgage Banking	Total
Net interest margin:
Interest income from loans held for investment	$12,107	$—	$12,107
Interest expense	(3,514)	—	(3,514)
Net interest margin	8,593	—	8,593

Mortgage banking revenue:
Servicing fees, net	—	4,442	4,442
Gains from mortgage banking activities	—	2,001	2,001
Provision for loss sharing	—	(38)	(38)
Change in fair value of mortgage servicing rights	—	(1,839)	(1,839)
Mortgage banking revenue	—	4,566	4,566

Other income	—	1,333	1,333
Total revenue	8,593	5,899	14,492

Expenses:
Other interest expense	1,579	281 (1)	1,860
Management fees to affiliate	1,381	116	1,497
Professional fees	784	398	1,182
Compensation and benefits	—	3,691	3,691
Acquisition and investment pursuit costs	266	—	266
General and administrative expenses	805	1,207	2,012
General and administrative expenses reimbursed to affiliate	849	165	1,014
Total expenses	5,664	5,858	11,522
Changes in fair value of derivatives	—	—	—
Income from operations before income taxes	2,929	41	2,970
Income tax expense (benefit)	—	(320)	(320)
Net income	$2,929	$361	$3,290

(1) Other interest expense does not include interest expense related to the intercompany note between ACRE Capital Holdings LLC (as borrower) and the Company (as lender).  If interest expense related to the intercompany note were included, other interest expense and net income would have been $1.2 million and $(539) thousand, respectively for Mortgage Banking.

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES

FULL YEAR 2013 SEGMENT INCOME STATEMENT

(in thousands)

	Principal Lending	Mortgage Banking (1)	Total
Net interest margin:
Interest income from loans held for investment	$37,600	$—	$37,600
Interest expense	(8,774)	—	(8,774)
Net interest margin	28,826	—	28,826

Mortgage banking revenue:
Servicing fees, net	—	5,802	5,802
Gains from mortgage banking activities	—	5,328	5,328
Provision for loss sharing	—	(6)	(6)
Change in fair value of mortgage servicing rights	—	(2,697)	(2,697)
Mortgage banking revenue	—	8,427	8,427

Other income	—	1,333	1,333
Total revenue	28,826	9,760	38,586

Expenses:
Other interest expense	6,199	357 (2)	6,556
Management fees to affiliate	4,125	116	4,241
Professional fees	2,447	477	2,924
Compensation and benefits	—	5,456	5,456
Acquisition and investment pursuit costs	4,079	—	4,079
General and administrative expenses	2,430	1,525	3,955
General and administrative expenses reimbursed to affiliate	3,394	216	3,610
Total expenses	22,674	8,147	30,821
Changes in fair value of derivatives	1,739	—	1,739
Income from operations before gain on acquisition and income taxes	7,891	1,613	9,504
Gain on acquisition	4,438	—	4,438
Income before income taxes	12,329	1,613	13,942
Income tax expense	—	176	176
Net income	$12,329	$1,437	$13,766

(1) For the period September 1, 2013 to December 31, 2013.

(2) Other interest expense does not include interest expense related to the intercompany note between ACRE Capital Holdings LLC (as borrower) and the Company (as lender).  If interest expense related to the intercompany note were included, other interest expense and net income would have been $1.6 million and $244 thousand, respectively for Mortgage Banking.

December 31, 2013 and 2012 Reconciliation of Net Income to Core Earnings

The Company believes the disclosure of Core Earnings provides useful information to investors regarding financial performance because it is an alternative method the Company uses to measure its financial conditions and results of operations.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the  incentive fee payable to our external manager, depreciation and amortization (related to targeted investments that are structured as debt to the extent the Company forecloses on any properties underlying such debt), any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss).  The amount will also be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as determined by the Company’s external manager and approved by a majority of the independent directors of the Company.

Core Earnings for the three months ended December 31, 2013 and 2012 were approximately $4.2 million or $0.15 per basic and diluted common share and approximately $1.3 million or $0.14 per basic and diluted common share, respectively.  Core Earnings for the year ended December 31, 2013 and 2012 were approximately $8.6 million or $0.45 per basic and diluted common share and approximately $621 thousand or $0.09 per basic and diluted common share, respectively. Reconciliation of Core Earnings to the most directly comparable GAAP financial measure, net income attributable to common stockholders, is set forth in the table below for the three months and year ended December 31, 2013 and 2012:

	For the three months ended December 31,				For the year ended December 31,
	2013		2012		2013		2012
$ in thousands, except per share amounts	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income attributable to common stockholders	$3,290	$0.12	$1,081	$0.12	$13,766	$0.72	$186	$0.03
Adjustments relating to principal lending activities and other adjustments:
Non-cash stock-based compensation	150	0.01	136	0.01	524	0.03	338	0.05
Change in fair value of derivatives	—	—	97	0.01	(1,739)	(0.09)	97	0.01
Gain on acquisition	—	—	—	—	(4,438)	(0.23)	—	—
Adjustments relating to mortgage banking activities (ACRE Capital):
Change in fair value of mortgage servicing rights (1)	1,839	0.06	—	—	2,697	0.14	—	—
Allowance for loss sharing	38	—	—	—	6	—	—	—
Component of mortgage banking activities (2)	(864)	(0.03)	—	—	(2,293)	(0.12)	—	—
Deferred income tax items	(240)	(0.01)	—	—	61	—	—	—
Core Earnings	$4,213	$0.15	$1,314	$0.14	$8,584	$0.45	$621	$0.09

(1)  Represents net change (for the period indicated) in the carrying value of mortgage servicing rights, a finite life, depleting asset.

(2)  Includes the fair value of newly originated mortgage servicing rights.